EXHIBIT 10.12
October 8, 2007
Peregrine C. Broadbent
40 E. 94th Street, #17C
New York, New York 10128
Dear Peg:
     On behalf of our Board of Directors, I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of Jefferies Group, Inc. and Jefferies & Company, Inc. (“Jefferies”). The terms of our offer are conditioned only on you commencing your employment with us not later than January 7, 2008 and your successfully passing our normal background investigation and drug-screening test. This agreement will govern the terms of our relationship for the period from the commencement of your employment through December 31, 2008 (the “Term”) and, where specifically provided herein, governs certain terms of our relationship following the Term.
I.	EMPLOYEE’S REPRESENTATIONS AND WARRANTIES
     You represent and warrant to Jefferies that:
     A. As of the date you sign this agreement, you have resigned as an employee of Morgan Stanley (“Morgan Stanley”).
     B. You have not breached any contract or other agreement relating to your employment with Morgan Stanley.
     C. You made your decision to resign from Morgan Stanley prior to receiving this offer of employment.
     D. You are not the subject of any investigation, whether by any prior employer, any governmental or regulatory authority or any self-regulatory organization.
     E. You are not subject to any agreement with or policy of any previous employer that would prevent or restrict you from engaging in activities competitive with the activities of your previous employers or from directly or indirectly soliciting employees to leave the employ of such previous employers, or from directly or indirectly soliciting any clients or customers of such previous employers to transfer its business away from such previous employers or, if you are subject to such an agreement or policy, you have complied and will comply with it.
     F. To the best of your current knowledge and belief, your performance of all the terms of this Agreement and as an employee of Jefferies does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment hereunder, and that you will not disclose to Jefferies or induce Jefferies or any of its affiliates to use any confidential or proprietary information or material belonging to any previous employer or others.
     G. You have not requested, solicited or encouraged, and you will not request, solicit or encourage, any employees, customers or clients of your previous employers to join Jefferies or to leave your previous employers in violation of any common law duties or other obligations to your previous employers.
     H. You are not subject to any employment agreement with or policy of your previous employer that would require you to give notice to such previous employer of your resignation in order for such resignation to become effective, unless you have given, or will give, such notice, and any period of time required to elapse before such resignation becomes effective will have elapsed before you commence your employment with Jefferies.
     I. You have not taken or retained (and will not take or retain) any documents or files, whether in hard copy or electronic form, which were created, collected or received by you in connection with your previous employment, except for documents and files relating solely to your compensation and benefits.
II.	COMPENSATION
A.	During the Term of this Agreement, you will receive a salary at the rate of $83,333.32 per month, to be paid in equal installments on approximately the 15th and 30th day of each month.

B.	For calendar year 2007, you will receive a cash bonus in the amount of $1,300,000. The 2007 bonus will be paid on the later of (i) December 15, 2007 or (ii) five business days after the commencement of your employment. Subject to Section IV below, in order for the bonus described herein to be earned and received by you, you must be employed and in good standing on the date the bonus payments are to be paid by Jefferies.

C.	For calendar year 2008:

As an executive officer of Jefferies, you will also be eligible to receive performance based bonus compensation upon achievement of objective established by the compensation committee of the Board of Directors. The Compensation Committee has agreed that your target compensation for achievement of the targets that the Compensation Committee will establish in 2008 will be $2,000,000 for 2008, comprised of $1,300,000 in cash and $700,000 in restricted stock units in 2008, with a range of $0 to $2,750,000 possible depending on whether the actual results are above or below the targets for 2008, with the composition of such bonus in 2008 between the cash and stock components possible depending on whether the actual results are above or below the targets for 2008 being 65% in cash and 35% in restricted stock units. The performance criteria for you in 2008 will be based on the same grid that will be used for the other executive officers of the company that are subject to the provisions of Section 162(m) of the Internal Revenue Code. The restricted stock units granted pursuant to this Section shall be subject to the same vesting as the restricted stock units described in Section III below (i.e., 20% vesting each anniversary date of the grant), with the distribution to be made promptly following the final vesting date, or earlier upon death, termination due to Disability (as defined in the agreement governing the grant of the restricted stock units) or termination not for Cause following a Change of Control (as such terms are defined in this agreement) (subject to the six-month delay rule under Section 409A of the Internal Revenue Code, to the extent applicable) and terms other than those relating to distribution being substantially the same as the terms of awards of restricted stock units granted to other executive officers at the time). The terms will be substantially in the form of Exhibit B hereto.

Notwithstanding the foregoing, your bonus for 2008 will be not less than $2,000,000, with the cash and restricted stock units in the percentages set forth above.

Subject to Section IV below, in order for any of the bonuses described above to be earned and received by you, you must be employed and in good standing on the date the bonus payments are to be paid by Jefferies.

D.	Other than the bonuses described in Sections II.B and II.C above, any other bonus during the time you are an employee of Jefferies, whether for calendar year 2007 or 2008 or any other period during which you are an employee of Jefferies, will be determined by Jefferies in its sole and absolute discretion, both in terms of amount and payment. In order for such bonus to be earned and received by you, you must be employed and in good standing on the date the bonus payments are to be paid by Jefferies.
III.	RESTRICTED STOCK UNITS
     In addition, to replace unvested stock that you will forfeit and to replace other long term compensation opportunities that you had at your former employer, the Compensation Committee of Jefferies has agreed that you will be granted $6,350,000 in restricted stock units (“RSUs”) when you commence your employment at Jefferies. The number of RSUs granted will be based on the closing price of Jefferies stock on the New York Stock Exchange on your first date of employment. The RSUs granted to you pursuant to this paragraph shall be granted on the same terms on which restricted stock units are generally granted to other executive officers of Jefferies in 2007.

     Provided that you remain in the employ of Jefferies on the grant date and each of the vesting dates, the RSUs will vest as to 20% of the RSUs on each anniversary of the date of grant. However, the shares of common stock will not be distributed to you until approximately sixty (60) days following the last vesting date or such other later date as you may specify within the first thirty (30) days of your grant or such other period as may be permitted by applicable provisions of the Internal Revenue Code. The grant of the RSUs is subject to the execution of an agreement governing the grant, in such form as is requested by Jefferies
IV.	TERMINATION
     During the period you are employed by Jefferies (whether during or after the Term), you agree that you shall give Jefferies six months’ notice of your intent to terminate your employment (the “Notice Period”). During the Notice Period, you will continue to be entitled to receive your salary (but not any bonus) at the regular payroll dates except in cases in which the six-month delay applies under Section 409A of the Internal Revenue Code (“409A”) as provided below in this Section IV, your fiduciary duties and your obligations to Jefferies as an employee of Jefferies will continue, and you will cooperate in the transition of your responsibilities. Jefferies shall have the right, in its sole discretion, to direct that you no longer come in to the office during the Notice Period or to shorten the Notice Period. In determining whether to exercise this right, Jefferies will act solely in its own best interests, and under no circumstances will it take into consideration any request by you that Jefferies direct you to cease coming into the office or shorten the Notice Period.
     This agreement may also be terminated by Jefferies for Cause without further obligation hereunder. “Cause” shall mean your:
A.	Material neglect, failure or refusal to timely perform the duties of your employment (other than by reason of a physical or mental illness or impairment), or your gross negligence in the performance of your duties; provided, however, that you shall be given written notice of any such neglect, failure or refusal to perform you duties and no Cause shall exist if you have corrected such neglect, failure or refusal to perform your duties within thirty (30) days of such notice;

B.	Material breach of any agreements, covenants or representations made in any employment agreement or other agreement with Jefferies or any subsidiary or affiliate of Jefferies or material violation of Jefferies internal policies or procedures as are in effect as of the date such action is taken or violation of Group’s Code of Ethics, as amended from time to time;

C.	Conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature whatsoever; or

D.	Failure to obtain or maintain any registration, license or other authorization or approval that you are required to maintain or that Jefferies or any affiliate of Jefferies reasonably believes is required in order for you to perform your duties; provided, however, that Jefferies shall give you at least ninety (90) days written notice of any such registration, license or other authorization or approval that you are required to obtain.
     You agree that if Jefferies terminates your employment for Cause or you voluntarily leave Jefferies’ employ prior to the date any payment which is due hereunder is made, Jefferies shall have no obligation whatsoever to make any further payments to you hereunder.
     You acknowledge and agree that Jefferies’ liability under this Agreement for any alleged termination of your employment without Cause or for any alleged wrongful termination of your employment if you terminate your employment for Good Reason shall be limited to the following: (i) if such termination is without Cause by Jefferies or by you for Good Reason, (a) Jefferies will pay you the salary described in Section II.A through the end of the Term to the extent such salary has not been paid to you, the 2007 bonus for 2007 described in Section II.B and the $2,000,000 bonus described in Section II.C , to the extent, and only to the extent, that such bonuses have not been paid to you, and (b) the RSUs described in Section III which have not yet vested as of the time of such termination without Cause shall be vested and (ii) if such termination is without Cause by Jefferies or by you for Good Reason after the expiration of the Term, the RSUs described in Section III which have not yet vested as of the time of such termination without Cause shall be vested. The payments described in this paragraph and the vesting of the RSUs described in Section III are contingent upon your execution within 21 days (or such longer period as may be required by law) of a settlement agreement and release substantially in the form attached as Exhibit C hereto (provided that any period of revocation required by law has expired without you exercising your right to revoke your agreement to the settlement agreement and release). Such amounts shall be paid ten days after your release has become irrevocable, and such shares in settlement of such RSUs shall be distributed within 30 days after your release has become irrevocable except to the extent that the six-month delay applies under 409A as provided below in this Section IV. The settlement agreement and release will be substantially in the form attached hereto as Exhibit C.
     For purposes of this Agreement, “Good Reason” means (i) a material diminution in your authority, duties or responsibilities, (ii) without your consent, you no longer report directly to Jefferies’ Chief Executive Officer, Chairman, Executive Committee or President or (iii) without your consent, relocation outside the greater New York metropolitan area, it being understood that in the normal course of your activities, you may be require to travel and to spend periods of time away from your office in New York City, provided, however, that (a) you must give notice of the existence of the Good Reason condition within 90 days of its initial existence, by providing written notice to the General Counsel of Jefferies, (b) Jefferies shall have 60 days during which it may remedy or “cure” the circumstances giving rise to Good Reason and no Good Reason shall exist if Jefferies has remedied or cured the Good Reason during such time period, You must terminate your employment for Good Reason within one year of the initial existence of the Good Reason.
     Each amount or benefit payable under this Section IV shall be deemed a separate payment for purposes of 409A, and such amounts or benefits shall be paid at the times specified above in this

Section IV to the maximum extent permissible under 409A without resulting in tax penalties to you. For this purpose, however, if all three of the following conditions are met, those portions of such amounts and benefits constituting a “deferral of compensation” as specified below will be paid on the first business day of the seventh calendar month after your “separation from service” as defined in Treasury Regulation § 1.409A-1(h) (this is referred to as the “six-month delay” below):
(i)	At the time of your separation from service you were a “specified employee” as defined under 409A (including Treasury Regulation § 1.409A-1(i))

(ii)	At the time of your separation from service, the stock of the Company was publicly traded on an established securities market or otherwise

(iii)	A portion of the payments or benefits constitutes a “deferral of compensation” subject to 409A. For this purpose:
•	Any portion of the payments or benefits deemed payable solely due to involuntary separation from service that qualifies as a “short-term deferral” under Treasury Regulation § 1.409A-1(b)(4) will not be deemed a “deferral of compensation” and will be paid without the six-month delay

•	Any portion of the payments or benefits deemed payable solely due to involuntary separation from service up to the limit specified in Treasury Regulation § 1.409A-1(b)(9)(iii) will not be deemed a “deferral of compensation” and will be paid without the six-month delay

•	Any portion of the payments or benefits, whether or not separation from service is involuntary, up to the limit specified in Treasury Regulation § 1.409A-1(b)(9)(v)(D) (if this limited exclusion is not applied to payments apart from this Agreement) will not be deemed a “deferral of compensation” and will be paid without the six-month delay

•	Any portion of the payments or benefits that may be excluded from being deemed a “deferral of compensation” under any other applicable Treasury Regulation or Internal Revenue Service guidance will be paid without the six-month delay.
     If the six-month delay is applicable to any payment, the payment shall be accelerated upon your death during the six-month delay period but not for any other reason (except that acceleration is permitted under Treasury Regulation § 1.409A-3(j)(4)(ii), (iii) and (iv)). For purposes of this Agreement, any payment that is not excluded from being deemed a “deferral of compensation” under 409A and is payable upon a “termination of employment” shall be payable only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h) or, if the above rules apply, the specified date at least six months after such separation from service. Any other payments or benefits under this Agreement shall be paid at the times specified herein.
     You understand and agree that the Company does not make any representations and is not providing any advice regarding the taxation of the payments hereunder, including but not limited to taxes, interest and penalties under 409A and similar liabilities under state tax laws. No indemnification or gross-up is payable under this Agreement with respect to any such tax, interest, penalty or similar liability, and no interest is payable on any payment or benefit which is subject to a six-month delay hereunder.

     The terms of this Agreement relating to a deferral of compensation or compensation excluded from being a deferral under 409A, including any authority of the Company and your rights with respect thereto, shall be limited to those terms permitted under 409A, and any terms not permitted under 409A shall be modified and limited to the extent necessary to conform with 409A but only to the extent that such modification or limitation is permitted under 409A and the regulations and guidance issued thereunder.
V.	ADDITIONAL OBLIGATIONS
     A. Confidential Information. During and after your employment by Jefferies, you will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for your own benefit or for the benefit of anyone other than Jefferies, any Confidential Information of Jefferies (as such term is defined in Exhibit A hereto), whether or not reduced to writing or physical embodiment and whether prepared by you or not. The terms of this Section V.A shall survive the termination of your employment with Jefferies, regardless of who terminates your employment, or the reasons therefor.
     B. Non-Competition. While you are an employee of Jefferies, you shall not engage in Competitive Activity (as such term is defined in Exhibit A hereto).
     C. Non-Solicitation. (i) While you are an employee of Jefferies and for a period of one year following any termination of your employment, you shall not, directly or indirectly, solicit any employees, contractors, or other persons who have rendered services to Jefferies and (ii) while you are an employee of Jefferies and for a period of three months following any termination of your employment, you shall not, directly or indirectly, solicit any customers or clients of Jefferies, all as more fully set forth in Exhibit A hereto.
     D. If you breach your obligations in any material respect under this Section V, Jefferies, in addition to pursuing all available remedies, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments to you under this Agreement.
VI.	MISCELLANEOUS
     You will be entitled to a benefits package commensurate with that received by all other similarly situated executive officers of Jefferies during your employment, including four weeks of vacation. The amounts referred to above are gross amounts and will be subject to all statutory and any voluntary deductions.
     Jefferies will cooperate with you if any information or documentation is required by any local, state or federal agency to maintain your immigration status or to support your application for U.S. citizenship.

     This agreement, together with Exhibits A, B and C hereto (it being understood that Exhibits B and C are subject to modification), constitutes the entire agreement of you and Jefferies with respect to the subject matters referred to herein, and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every kind or nature with respect thereto, all of which have become merged and finally integrated into this agreement.
     This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or rules would require or permit the application of the law of another jurisdiction. You hereby consent that any arbitration proceeding brought by you with respect to matters related to your employment or this agreement shall be brought before FINRA in the Borough of Manhattan in the State of New York, or if you are permitted to bring such action in a state or federal court, then you hereby consent to the personal jurisdiction of the state and federal courts sitting in the City and State of New York with respect to matters related to your employment or this agreement, and agree that any action with respect thereto shall be brought in such courts.
     If the above terms are acceptable to you, I request that you signify your acceptance of the terms of this letter by signing and dating the copy enclosed and returning it to me.

Sincerely,
/s/ Brian P. Friedman
Brian P. Friedman
Chairman, Executive Committee

AGREED TO AND ACCEPTED BY:
/s/ Peregrine C. Broadbent	Dated: 8 October, 2007
Peregrine C. Broadbent

EXHIBIT A
1.	CONFIDENTIAL INFORMATION
     “Confidential Information” means research, processes, procedures, marketing techniques, marketing and business development plans, client data and financial information. Confidential Information may be disclosed in good faith by you in connection with the performance of your duties under this Agreement. You shall have no obligation hereunder to keep any Confidential Information confidential if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by law, you shall provide Jefferies with prompt notice of such requirement, prior to making the disclosure, so that Jefferies may seek an appropriate protective order. The term “Confidential Information” shall not be deemed to include information publicly known in the trade at the time you first learn of the information or which later becomes commonly known in the trade (other than as a result of a disclosure by you); nor shall the term include general knowledge or general trade information which you independently learn nor information already in your possession prior to your employment by Jefferies.
2.	COMPETITIVE ACTIVITY
     “Competitive Activity” means that you, whether acting alone or in conjunction with others, directly or indirectly
A.	Are rendering services for any organization or engaging (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) directly or indirectly, in any business which is or becomes competitive with the business of Jefferies, its subsidiaries or affiliates; or

B.	Are inducing any customer or client of Jefferies, its subsidiaries or affiliates with whom you have had contacts or relationships, directly or indirectly, during and within the scope of your employment with Jefferies or any of its subsidiaries or affiliates, to curtail, limit, or cancel their business with Jefferies, its subsidiaries or affiliates.
     Notwithstanding the foregoing, following the termination of your employment with Jefferies, you shall be free to purchase stock or other securities of an organization or business so long as it is listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.
3.	NON-SOLICITATION
A.	While you are an employee of Jefferies and for a period of one year following any termination of your employment, you shall not, directly or indirectly:
i.	Solicit, induce, or attempt to influence, any employee of Jefferies, its subsidiaries or affiliates to terminate their employment with Jefferies, its subsidiaries or affiliates; or

ii.	Solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hiring, or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of

Jefferies, or any of its subsidiaries or affiliates.
B.	While you are an employee of Jefferies and for a period of three months following any termination of your employment, you shall not, directly or indirectly, solicit any customer or client of Jefferies, its subsidiaries or affiliates with whom you have had contacts or relationships, directly or indirectly, during and within the scope of your employment with Jefferies or any of its subsidiaries or affiliates, for the purpose or with the intent of encouraging or inducing such customer or client to curtail, limit, or cancel their business with Jefferies, its subsidiaries or affiliates.
4.	ACKNOWLEDGMENTS AND REPRESENTATIONS
     You acknowledge and agree that the time periods referred to in the paragraphs above are reasonable and valid in duration and scope and in all other respects. You also represent that your financial resources, experience and capabilities are such that the enforcement of the foregoing covenants will not prevent you from earning a livelihood, and acknowledge that it would cause Jefferies serious and irreparable injury and cost if you were to use your ability and knowledge in competition with Jefferies or to otherwise breach the obligations contained in this Agreement. If the scope of any of the restrictions set forth above are deemed by any arbitration panel, court or other tribunal to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and you hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
5.	WORKS FOR HIRE
     You acknowledge and agree that all copyrightable material and other intellectual property developed or prepared for Jefferies by you during your employment by Jefferies, including without limitation (a) all computer software and all elements thereof and (b) all inventions, improvements, discoveries, designs, documents, and other data (whether or not patentable or copyrightable) made, developed, or first reduced to practice by you for Jefferies, whether solely or jointly with others, during the period of your employment by Jefferies, are deemed to be developed and prepared for the sole and exclusive benefit of Jefferies, and all copyrightable material shall constitute works for hire. Jefferies shall have all right, title, and interest in such material and shall be the author thereof for all purposes under the copyright laws. In the event that any copyrightable material is deemed not to be works for hire, you hereby assign such works to Jefferies and agree, without further compensation or consideration, to immediately take such actions to effect such assignment as may be requested by Jefferies.

EXHIBIT B
JEFFERIES GROUP, INC.
2003 Incentive Compensation Plan
Restricted Stock Units Agreement
This Restricted Stock Units Agreement (the “Agreement”) confirms the grant on                      (the “Grant Date”) by Jefferies Group, Inc., a Delaware corporation (the “Company”), to                      (“Employee”) of Restricted Stock Units (the “Units”), including rights to Dividend Equivalents as specified herein, as follows:

Number granted:	Units

How Units Vest:	___% of the Units, if not previously forfeited, will vest on each of , provided that Employee continues to be employed by the Company or a subsidiary on each vesting date (each, a “Stated Vesting Date”). In addition, if not previously forfeited, the Units will become vested earlier upon the occurrence of certain events relating to Termination of Employment to the extent provided in Section 4 of the Terms and Conditions of Restricted Stock Units attached hereto (the “Terms and Conditions”). The terms “vest” and “vesting” mean that the Units have become non-forfeitable, except for forfeitures specified under Section 7.4 of the Plan. If Employee has a Termination of Employment prior to the Stated Vesting Date and the Units are not otherwise deemed vested by that date, the Units will be immediately forfeited except as otherwise provided in Section 4 of the Terms and Conditions.

Settlement:	Settlement of vested Units will occur on , or as promptly as possible upon the death or Termination of Employment due to the Disability of Employee or Termination of Employment by the Company not for Cause following a Change in Control, except settlement shall be deferred in certain cases in accordance with Section 8(a) of the Terms and Conditions (the “Settlement Date”). Units granted hereunder will be settled by delivery of one Share for each Unit being settled (together with any cash or Shares resulting from Dividend Equivalents). Any settlement required to be made “promptly” under this Agreement shall in all cases be made not later than 60 days after the event that triggers such settlement.
     The Units are subject to the terms and conditions of the 2003 Incentive Compensation Plan (the “Plan”), and this Agreement, including the Terms and Conditions attached hereto. The number of Units, the kind of shares deliverable in settlement of Units, and other terms relating to the Units are subject to adjustment in accordance with Section 5 of the Terms and Conditions and Section 5.3 of the Plan.
     Employee acknowledges and agrees that (i) Units are nontransferable, except as provided in Section 3 of the Terms and Conditions and Section 9.2 of the Plan, (ii) Units, and certain amounts of gain realized upon settlement of Units, are subject to forfeiture, whether during employment or following a Termination of Employment, in the event Employee fails to meet applicable requirements relating to non-solicitation, confidentiality, and related matters with respect to the Company and its subsidiaries and affiliates (together, “Group,” and each entity included in Group being a “Group Entity”), as set forth in Section 7.4 of the Plan and (iii) sales of shares delivered in settlement of Units will be subject to the Company’s policies regulating trading by employees if the recipient is then an employee of the Company.

     IN WITNESS WHEREOF, JEFFERIES GROUP, INC. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

Employee	JEFFERIES GROUP, INC.
By:
[Employee Name]

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
     The following Terms and Conditions apply to the Units granted to Employee by JEFFERIES GROUP, INC. (the “Company”), and Units (if any) resulting from Dividend Equivalents, as specified in the Restricted Stock Units Agreement to which these Terms and Conditions are attached (and of which these Terms and Conditions form a part). Certain terms of the Units, including the number of Units granted, vesting date(s) and Settlement Date, are set forth on the preceding pages, referred to as the Cover Page in these Terms and Conditions. The Cover Page and these Terms and Conditions are collectively referred to as the “Agreement.”
     1. General. The Units are granted to Employee under the Company’s 2003 Incentive Compensation Plan (the “Plan”). A copy of the Plan and information regarding the Plan, including documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, can be viewed and printed out from the Company’s secure Intranet website, www.corp.jefferies.com (go to People Services, then to Plan Documents). All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern, otherwise, the terms of this document shall prevail. By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company’s Compensation Committee (the “Committee”) made from time to time, provided that no such Plan amendment, rule or regulation or Committee decision or determination shall materially and adversely affect the rights of the Employee with respect to the Units.
     2. Account for Employee. The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Units then credited to Employee hereunder as a result of such grant of Units and any crediting of additional Units to Employee pursuant to payments equivalent to dividends paid on Common Stock under Section 5 hereof (“Dividend Equivalents”).
     3. Nontransferability. Until Units are settled in accordance with the terms of this Agreement, Employee may not sell, transfer, assign, pledge, margin or otherwise encumber or dispose of Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 9.2 of the Plan.
     4. Termination Provisions. The following provisions will govern the vesting and forfeiture of the Units in the event of Employee’s Termination of Employment and/or occurrence of a post-termination Forfeiture Event (as defined below), unless otherwise determined by the Committee (subject to Section 9(a) hereof):
     (a) Death or Disability. In the event of Employee’s death or Termination of Employment due to Disability (as defined below), all Units then outstanding, if not previously vested, will immediately vest, and all Units (if not previously settled) will be settled in accordance with the settlement terms set out on the Cover Page, giving effect to any valid deferral election of Employee then in effect. The foregoing notwithstanding, any distribution resulting from a Disability will be subject to the six-month delay rule in Section 8(a)(i), if applicable. With respect to any RSUs which do not constitute a deferral of compensation for purposes of Section 409A of the Internal Revenue Code (the “Code”), only a termination elected by the Company will be deemed a Termination of Employment due to Disability.

     (b) Retirement or Involuntary Termination by the Company not for Cause (and not subject to Section 4(c)). In the event of Employee’s Retirement or Termination of Employment by the Company not for Cause (other than a Termination not for Cause following a Change in Control), Units not previously vested shall not then be forfeited provided that Employee executes a settlement agreement and release in such form as may be requested by the Company (and provided further that any period of revocation required by law has expired without Employee exercising his right to revoke his agreement to the settlement agreement and release), but thereafter all unvested Units shall be forfeited if there occurs a Forfeiture Event prior to the Settlement Date which would have applied in the absence of such Retirement or Termination of Employment. Upon such a Retirement or Termination of Employment, the then-outstanding Units that are vested at the date of Termination (if not already settled) and that become vested thereafter will be settled in accordance with the settlement terms set out on the Cover Page, giving effect to any valid deferral election of Employee then in effect. A “Forfeiture Event” shall be deemed to occur if, following Employee’s Retirement or Termination by the Company not for Cause, Employee renders services for any organization or engages (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) directly or indirectly, in any business which is or becomes competitive with the Company, its subsidiaries or affiliates, or otherwise engaged in conduct violating Section 7.4(a), 7.4(b) or 7.4(c) of the Plan. However, following Employee’s Retirement or Termination by the Company not for Cause, Employee shall be free to purchase stock or other securities of an organization or business so long as it is listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.
     (c) Termination Following a Change in Control. If, following a Change in Control, Employee’s employment is terminated not for Cause by the Company or its successor, all of the then-outstanding Units not vested at the date of Termination will immediately vest and will be settled promptly thereafter, subject to the six-month delay rule in Section 8(a)(i), if applicable. If a Change in Control occurs followed by Termination of Employment by the Company not for Cause and a determination is made by the Company pursuant to Sections 280G and 4999 of the Code that a “golden parachute” excise tax will be payable in connection with compensation to Employee hereunder, Employee’s right to accelerated vesting of the Units upon the Change in Control, to the extent such right results in “parachute payments” (as such term is defined in Code Section 280G), shall be limited to the extent just necessary to avoid the excise tax. This limitation shall be applied in a manner that maximizes the number of Units as to which accelerated vesting can apply (or, stated conversely, any limitation on acceleration of vesting shall apply first to those Units with the lengthiest remaining vesting period, which Units would result in the highest “parachute payments”).
     (d) Termination by Employee for any Reason or by the Company for Cause. In the event of a Termination of Employment by the Employee for any reason (other than due to Retirement, death or Disability) or by the Company for Cause, the portion of the then-outstanding Units not vested at the date of Termination will be forfeited, and the portion of the then-outstanding Units that is vested at the date of Termination (if not already settled) will be settled on the Settlement Date specified on the Cover Page unless forfeited pursuant to the provisions of Section 7.4 of the Plan, except that any valid deferral election of Employee shall be given effect.
     (e) Certain Definitions. The following definitions apply for purposes of this Agreement, whether or not Employee has an employment agreement or other agreement with the Company, or any of its subsidiaries or affiliates (the Company and any subsidiary or affiliate each being a “Group

Entity”) containing the same or similar defined terms:
     (i) “Cause” means Employee’s:
Neglect, failure or refusal to timely perform the duties of Employee’s employment (other than by reason of a physical or mental illness or impairment), or Employee’s gross negligence in the performance of his or her duties;
Material breach of any agreements, covenants and representations made in any employment agreement or other agreement with the Company or any of its subsidiaries or affiliates or violation of internal policies or procedures as are in effect as of the date such action is taken, including but not limited to the Company’s Code of Ethics, as amended from time to time;
Violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Employee, the Company, its subsidiaries or affiliates or any material general policy or directive of the Company, its subsidiaries or affiliates;
Conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature whatsoever;
Failure to obtain or maintain any registration, license or other authorization or approval that Employee is required to maintain or that the Company, its subsidiaries or affiliates reasonably believes is required in order for Employee to perform his or her duties, provided, however, that Employee shall be given written notice of any such registration, license or other authorization or approval that he or she is required to obtain and a reasonable period of time to obtain such registration, license, or other authorization or approval; or
Willful failure to execute a directive of the board of directors of the Company or any of its subsidiaries or affiliates, the Executive Committee of any of the Company’s subsidiaries or affiliates, or Employee’s supervisor (unless such directive would result in the commission of an act which is illegal or unethical) or commission of an act against the directive of such Board, such Executive Committee or Employee’s supervisor.
     (ii) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied after the Grant Date:
Any person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as such term is modified in Section 13(d)), other than (i) an employee plan established by the Company or any of its subsidiaries or (ii) any group of Company employees holding shares subject to agreements relating to the voting of such shares, becomes a beneficial owner, directly or indirectly, of more than 51% of the voting stock of the Company;
The consummation of a merger or consolidation of the Company with any other corporation or any other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company, if the holders of the Company’s voting securities immediately prior to such transaction hold in the aggregate less than a majority of the then outstanding voting securities of the Company (or any successor company or entity) entitled to vote generally in the election of the directors of the Company (or such other company or entity) after such transaction;
The sale or disposition by the Company of all or substantially all of its assets in which one person or more than one person acting as a group acquires assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition; or
A change in the composition of the Board of Directors of the Company such that individuals who, as of the date of this agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a member of the Board of Directors of the Company subsequent to the date of this agreement whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as if that individual were a member of the Incumbent Board.
     (iii) “Disability” means that Employee has commenced receipt of long-term disability benefits under the Company’s long-term disability policy as in effect at the date of Employee’s termination of employment.
     (iv) “Retirement” means retirement after attaining the age at which an Employee’s age plus his years of service equals age 62, provided, however, that (a) Employee has provided a minimum of 7.5 years of service to the Company, its subsidiaries or affiliates and (b) such retirement is more than 12 months from the Grant Date. For this purpose, years of service shall be credited for each twelve month period beginning on the date of Employee’s commencement of employment with the Company and on each anniversary thereof during which the Employee was in active employment with the Company. For the avoidance of doubt, Employee’s retirement within 12 months of the Grant Date shall not qualify as a Retirement hereunder.
     (v) “Termination” or “Termination of Employment” means the event by which Employee ceases to be employed by a Group Entity and immediately thereafter is not employed by any other Group Entity.
     5. Dividend Equivalents and Adjustments.

     (a) Dividend Equivalents. Subject to Section 5(d), Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units, to the extent and in the manner as follows:
     (i) Cash Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of cash, then a number of additional Units shall be credited to Employee’s Account as of the last day of the calendar quarter in which such dividend or distribution was paid equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by cash amount of the dividend or distribution paid on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at the date of such crediting; provided, however, that in the case of an extraordinary cash dividend or distribution the Company may provide for such crediting at the dividend or distribution payment date instead of the last day of the calendar quarter.
     (ii) Non-Common Stock Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares of Common Stock, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.
     (iii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.
     (b) Adjustments. The number of Units credited to Employee’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 5.3 of the Plan, taking into account any Units credited to Employee in connection with such event under Section 5(a) hereof, and any performance conditions relating to the Units may be likewise adjusted in the discretion of the Committee.
     (c) Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which do not result from a dividend or distribution on Shares in the form of cash shall be subject to the same risk of forfeiture (including Section 7.4 of the Plan) as applies to the granted Unit and, if not forfeited, will be settled at the same time as the granted Unit. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which result from an ordinary dividend or distribution on Shares in the form of cash shall not be subject to forfeiture and will be settled at the same time as the granted Unit (or if the granted Unit is forfeited, then at the time the granted Unit would have been settled if it were not forfeited). Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which result from an extraordinary dividend or distribution on Shares in the form of cash shall, unless otherwise determined by the Company at the time of such extraordinary dividend or distribution, be subject to the same risk of forfeiture (including additional forfeiture terms of Section 7.4 of the Plan) as applies to the granted Unit and, if not forfeited, will be settled at the same time as the granted Unit.
     (d) Changes to Manner of Crediting Dividend Equivalents. The provisions of Section 5(a) notwithstanding, the Company may vary the manner and timing of crediting dividend equivalents for administrative convenience, including, for example, by crediting cash dividend equivalents rather than additional Units.
     6. Additional Forfeiture Provisions. Employee agrees that, by signing this Agreement and accepting the grant of the Units, the forfeiture conditions set forth in Section 7.4 of the Plan shall apply to all Units hereunder and to gains realized upon the settlement of the Units.
     7. Employee Representations and Warranties and Release. As a condition to any non-forfeiture of the Units at or after Termination of Employment and to any settlement of the Units, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, to make a representation and warranty that no Forfeiture Event has occurred or is contemplated, and that otherwise the requirements of Section 7.4(d) of the Plan and Section 7 above have been met, and (ii) to execute a release of claims against the Company arising before the date of such release, in such form as may be specified by the Company.
     8. Other Terms Relating to Units.
     (a) Deferral of Settlement; Compliance with Code Section 409A. Settlement of any Unit, which otherwise would occur at the Settlement Date, will be deferred in certain cases if and to the extent Employee is permitted to participate in the Stock Option Gain and Stock Award Deferral Program or otherwise permitted to defer the Units and Employee makes a valid deferral election relating to the Units. Deferrals, whether elective or mandatory under the terms of this Agreement, shall comply with requirements under Code Section 409A. Deferrals will be subject to such other restrictions and terms as may be specified by the Company prior to deferral. It is understood that Code Section 409A and regulations thereunder may require any elective deferral to comply with Section 409A(a)(4)(C). Other provisions of this Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations (including proposed regulations) as presently in effect or hereafter implemented, with respect to Units other than those which are excluded from being deemed deferrals of compensation under 409A (note: in some cases the final tranche may qualify for such an exclusion) (i) a distribution in settlement of Units to Employee triggered by a Termination of Employment will occur only if the Termination constitutes a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and, if at the time of such separation from service Employee is a “specified employee” under Code Section 409A(a)(2)(B)(i) and a delay in distribution is required in order that Employee will not be subject to a tax penalty under Code Section 409A, such distribution in settlement of Units will occur at the date six months after Termination of Employment; and (ii) any rights of Employee or retained authority of the Company with respect to Units hereunder shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the Units prior to the distribution and so that Employee shall not be subject to any penalty under Code Section 409A. Other provisions of this

Agreement notwithstanding, if a separation from service occurs within less than six months before the fixed date specified as the Settlement Date and the six-month delay rule would apply to a settlement triggered by such separation from service, the settlement will not be made based on the separation from service, but instead the settlement shall be made based on the fixed date specified as the Settlement Date.
     (b) Fractional Units and Shares. The number of Units credited to Employee’s Account shall include fractional Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a broker or agent that can accommodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.
     (c) Tax Withholding. Employee shall make arrangements satisfactory to the Company, or, in the absence of such arrangements, a Group Entity may deduct from any payment to be made to Employee any amount necessary, to satisfy requirements of federal, state, local, or foreign tax law to withhold taxes or other amounts with respect to the lapse of the risk of forfeiture (including FICA due upon such lapse) or the settlement of the Units. Unless Employee has made separate arrangements satisfactory to the Company, the Company may elect to withhold shares deliverable in settlement of the Units having a fair market value (as determined by the Committee) equal to the amount of such tax liability required to be withheld in connection with the settlement of the Units, but the Company shall not be obligated to withhold such Shares. The Company may specify a reasonable deadline (for example, 90 days before the Settlement Date) by which separate arrangements must be made for payment of withholding taxes other than through withholding of shares.
     (d) Statements. An individual statement of Employee’s Account will be issued to Employee at such times as may be determined by the Company. Such a statement shall reflect the number of Units credited to Employee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Committee. Such a statement may be combined with or include information regarding other plans and compensatory arrangements for employees. Employee’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.
     9. Miscellaneous.
     (a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties. This Agreement and the Plan, and any deferral election separately filed with the Company relating to this Award, constitute the entire agreement between the parties with respect to the Units, and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the Units shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Employee’s rights are being materially impaired, by Employee.

     (b) No Promise of Employment. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.
     (c) Unfunded Plan. Any provision for distribution in settlement of Employee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to any entitlement of Employee or any Beneficiary to any distribution hereunder, Employee or such Beneficiary shall be a general creditor of the Company.
     (d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     (e) Legal Compliance. Employee agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the New York Stock Exchange, FINRA, or any other stock exchange, or any other obligation of the Company or Employee relating to the Units or this Agreement.
     (f) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at 520 Madison Avenue, 12th Floor, New York, NY 10022, attention: Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.

EXHIBIT C
[Date]
[Name]
[Address]
Dear [Name]:
This letter agreement and release (the “Agreement”) confirms our understanding and agreement with regard to the termination of your employment with Jefferies & Company, Inc. (the “Company”):
     1. Your employment with the Company was terminated effective [Termination Date].
     2. Your total and final payment and benefits from the Company shall be as follows:
          (a) Regardless of whether you sign this Agreement:
(i)	You have received your regular salary on a normal pay period cycle through and until [Termination Date].

(ii)	Your comprehensive life, accidental death and dismemberment and long and short term disability insurance benefits and all other benefits ceased as of [Termination Date]. You may have conversion privileges under some of these benefits programs. Please contact People Services for details.

(iii)	Except as provided in Section 2(b)(ii), your coverage under the Company’s group medical and dental insurance programs will cease as of [Date]. You may be eligible for continued coverage under these programs pursuant to COBRA at your own expense. Specific information regarding COBRA continuation will be sent to you separately.

(iv)	You ceased participating in the Company’s 401(k), profit-sharing, pension, ESOP, stock purchase plan, restricted stock award plan, deferred compensation plan and all similar plans in which you participated or for which you were eligible as of [Termination Date]. You retain your right to vested benefits you have earned and are entitled to, if any, through [Termination Date]. Specific information concerning those plans in which you participated will be forwarded to you separately.

(v)	You will be reimbursed for all approved and authorized out-of-pocket expenses incurred through the date of termination of your employment provided that you submit appropriate documentation by no later than X date.
          (b) Provided that you execute this Agreement by [Termination Date + 21 days] and do not revoke it as provided in paragraph 19, and in consideration for your waiver and release in paragraph 4(a) below,
(i)	The Company will provide you with a lump sum payment of $___.00 (the “Separation Payment”), less statutory deductions for all applicable federal and state taxes and withholding. The Separation Payment includes, but is not limited to, any severance payment to which you might otherwise have been entitled pursuant to Company policy, and any discretionary bonuses awarded to you through the effective date of the termination of your employment. The Separation Payment shall be made at the times specified in Section 2(c) below.

(ii)	You will be covered under the Company’s group medical and dental insurance through [Date]. Thereafter, you may be covered under COBRA. This continued coverage after [Date] shall be available at your own expense. This continued coverage shall be subject to and in accordance with the terms of the documents governing the program.

(iii)	The [insert number] of restricted stock units granted to you on [insert commencement date of employment] which remained unvested as of the date of termination of your employment are vested as of the effective date of this Agreement and shall be distributed to you in accordance with the Restricted Stock Units Agreement executed by you on [insert date].

(iv)	The following grants of restricted stock and restricted stock units (“RSUs”) of Jefferies Group, Inc. will not be forfeited upon the termination of your employment, but will continue to vest in accordance with the terms and conditions set forth in the Restricted Stock Agreement and the Restricted Stock Unit Agreements governing those grants subject to the following. The restricted stock and the RSUs will continue to vest provided (a) there is no breach of the terms and conditions of the Restricted Stock Agreement or the Restricted Stock Unit Agreements and (b) the conditions set forth therein for the continued vesting of the restricted stock and the RSUs are complied with through the respective vesting dates of the restricted stock and the RSUs. For the avoidance of doubt, if there is a Forfeiture Event as defined in the Restricted Stock Agreement or the Terms and Conditions of Restricted Stock Units (including but not limited to your going to work for a competitor of the Company) prior to the time the restricted stock and the RSUs described herein have fully vested, all restricted stock and RSUs which have not yet vested as of the date of such Forfeiture Event will be forfeited. You acknowledge and agree that you are responsible for the payment of all taxes and withholding on the RSUs/shares which have vested and/or are distributed to you. Provided that the conditions set forth herein are complied with, the restricted stock and RSUs which are eligible to continue to vest are as follows:

[Insert details of additional RSU/restricted stock grants that allow for continued vesting upon a termination of employment not for Cause]
          (c) Each element of the Separation Payment, including any portion representing severance to which you would have been entitled under any Company policy, any bonus payment, and any other portion of the Separation Payment, shall be deemed a separate payment for purposes of Section 409A of the Internal Revenue Code (“409A”). These portions comprising the Separation Payment, to the maximum extent permissible under 409A without resulting in tax penalties to you, will be paid ten days after this Agreement becomes effective in accordance with paragraph 19. [For this purpose, however, because the following three conditions are met, those portions of the Separation Payment constituting a “deferral of compensation” as specified below will be paid on the first business day of the seventh calendar month after your “separation from service” as defined in Treasury Regulation § 1.409A-1(h) (this is referred to as the “six-month delay” below):
(i)	At the time of your separation from service you were a “specified employee” as defined under 409A (including Treasury Regulation § 1.409A-1(i))

(ii)	At the time of your separation from service, the stock of the Company was publicly traded on an established securities market or otherwise

(iii)	A portion of the Separation Payment, in the amount of $___, constitutes a “deferral of compensation” subject to 409A. For this purpose:
•	Any portion of the Separation Payment deemed payable solely due to involuntary separation from service that qualifies as a “short-term deferral” under Treasury Regulation § 1.409A-1(b)(4) will not be deemed a “deferral of compensation” and shall be paid without the six-month delay;

•	Any portion of the Separation Payment deemed payable solely due to involuntary separation from service up to the limit specified in Treasury Regulation § 1.409A-1(b)(9)(iii) will not be deemed a “deferral of compensation” and shall be paid without the six-month delay

•	Any portion of the Separation Payment, whether or not separation from service is involuntary, up to the limit specified in Treasury Regulation § 1.409A-1(b)(9)(v)(D) (if this limited exclusion is not applied to payments apart from this Agreement) will not be deemed a “deferral of compensation” and may be paid without the six-month delay

•	Any portion of the Separation Payment that may be excluded from being deemed a “deferral of compensation” under any other applicable Treasury Regulation or Internal Revenue Service guidance may be paid without the six-month delay.
If the six-month delay is applicable to any payment, the payment shall be accelerated upon the your death during the six-month delay period but not for any other reason. For purposes of this Agreement, any payment that is not excluded from being deemed a “deferral of compensation” under 409A shall be payable only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h) or, if the six-month delay applies, the specified date at least six months after such separation from service. Any other payments or benefits under this Agreement shall be paid at the times specified herein, except that the rules set forth above shall apply to such payments and benefits (in addition to their application to Separation Payments) so that such payments and benefits will not be provided during the six months following separation from service to the extent necessary to comply with applicable requirements under Treasury Regulation § 1.409A-1(i)(2) (without affecting the timing of payments and benefits to be provided after such six-month delay period).]
          (d) You understand and agree that the Company does not make any representations and is not providing any advice regarding the taxation of the payments hereunder, including but not limited to taxes, interest and penalties under 409A and similar liabilities under state tax laws. No indemnification or gross-up is payable under this Agreement with respect to any such tax, interest, penalty or similar liability, and no interest is payable on any payment or benefit which is subject to a six-month delay hereunder. You hereby release the Company from any and all claims related to the imposition of taxes on the amounts payable hereunder and hold the Company harmless in the event of any claims made against you related to taxes due upon the amounts payable hereunder.
          (e) The terms of this Agreement relating to a deferral of compensation or compensation excluded from being a deferral under 409A, including any authority of the Company and your rights with respect thereto, shall be limited to those terms permitted under 409A, and any terms not permitted under 409A shall be modified and limited to the extent necessary to conform with 409A but only to the extent that such modification or limitation is permitted under 409A and the regulations and guidance issued thereunder.
     3. You understand and agree that you are receiving compensation, payments and/or benefits under this Agreement which are in excess of those to which you are now or in the future may be entitled from the Company or Releasees (as defined in paragraph 4(c) below). You further understand and agree that the foregoing consideration provided to you under the terms of this Agreement is in addition to anything of value to which you are otherwise entitled. You represent, warrant and acknowledge that the Company or Releasees (as defined in paragraph 4(c) below) owe you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, or other compensation or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

     4. In exchange for the compensation, payments, benefits and other consideration provided to you pursuant to this Agreement, you agree as follows:
          (a) To the fullest extent permitted by law, you waive, release and forever discharge the Company and Releasees (as defined in paragraph 4(c) below) from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, arising out of or relating in any way to your employment relationship with the Company and Releasees or other associations with the Company and Releasees or any termination thereof. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Sarbanes-Oxley Act, the New York State Human Rights Law, the New York State Constitution, the New York Labor Law, the New York Civil Rights Law, the New York City Human Rights Law, the New York Executive Law, [add any other relevant state laws], including all amendments to any of the foregoing.
          (b) Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance benefits or Workers’ Compensation benefits; (iii) any claim or right that may arise after the execution of this Agreement; (iv) any claim or right you may have under this Agreement; or (v) any vested benefits under the written terms of a qualified employee pension benefit plan.
          (c) For purposes of this Agreement, the term “the Company and Releasees” includes the Company and the Company’s parents, subsidiaries, related companies, partnerships and joint ventures, predecessors, and successors, and, with respect to each such entity, all of its past and present employees, officers, directors, shareholders, owners, representatives, agents, attorneys, assigns, insurers, employee benefits plans and such plans’ administrators, fiduciaries, trustees, record keepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities, and any other persons or entities acting on behalf of any of these persons or entities.
     5. Nothing contained in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of you or the Company or Releasees, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity. The Company expressly denies any wrongdoing of any kind in regard to your employment or your termination.
     6. Subject to paragraph 10 below:
          (a) You agree to maintain in confidence and not publish, release or in any manner disclose this Agreement and all attachments hereto, the terms of this Agreement, or any communications relating to the execution of this Agreement; however, you may discuss the terms of this Agreement with your attorney, your financial advisors and your immediate family members, provided that you shall be responsible for any breach of confidentiality by any such individuals.
          (b) Unless you shall first secure the Company’s written consent, you shall not directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any trade secrets, proprietary computer software and programs, and other confidential and proprietary information and materials of or about the Company and Releasees and their operations and customers, including any confidential and proprietary information and materials of which you became aware or informed during your employment with the Company (“Company Proprietary Information”). Such Company Proprietary Information is and shall continue to be the exclusive proprietary property of the Company and Releasees.
     7. You represent that you have returned to the Company any and all original and duplicate copies of all your work product and of files, calendars, books, records, notes, notebooks, customer lists and proposals to customers, manuals, computer disks, diskettes and any other magnetic and other media materials you have in your possession or under your control belonging to the Company or Releasees or containing confidential or proprietary information concerning the Company or Releasees or their customers or operations (“Company Information”).
     8. You acknowledge and agree that, by virtue of the various positions that you have held with the Company and Releasees, your assistance may be required, whether in connection with formal or informal investigations, court proceedings, arbitrations and other forms of actions, and whether by the Company and Releasees or any third party. Therefore, you agree to provide such assistance to the Company or Releasees in connection with such investigations, proceedings, arbitrations and actions as may be requested of you from time to time.
     9. You agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.
     10. Notwithstanding the foregoing, you understand that nothing in this Agreement shall prohibit or restrict any party or such party’s attorneys from their rights to: (i) make any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or (ii) participate, cooperate, or testify in any action, investigation, or proceeding with, or provide information to, any governmental agency or legislative body, any self-regulatory organization, or the Company’s Legal Department; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible. You acknowledge and agree, however, that should you or any person, organization, or entity file, charge, claim, sue, or cause or permit to be filed any action, investigation, or proceeding arising out of or related to your employment or termination of employment with the Company, pursuant to paragraph 4(a), you waive any right to any personal or monetary relief in any such action, investigation, or legal proceeding.
     11. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.
     12. In the event you breach any of the provisions of paragraphs 6 through 9 of this Agreement, you agree that the Company will be entitled to all appropriate remedies and damages, including but not limited to seeking the return of all compensation, payments and benefits provided for in this Agreement. You recognize that money damages will not be adequate to compensate the Company or to protect and preserve the status quo. Therefore, you expressly consent to the issuance of a temporary restraining order and/or a preliminary injunction, by any court or arbitral forum of competent jurisdiction to prohibit the breach of those provisions of this Agreement.
     13. Except as provided in paragraph 12 of this Agreement, any controversy or claim arising out of or relating to your employment or this Agreement will be settled by arbitration before FINRA in accordance with its rules. The award rendered in arbitration shall be final and binding, and judgment upon the award entered by the arbitrator(s) may be entered in any court of competent jurisdiction. In addition, you agree to stipulate, upon request by the Company, to expedited hearing procedures for such arbitration. You acknowledge that a court or an arbitration panel can issue an injunction to maintain the status quo pending the outcome of any arbitration proceeding that may be initiated, and further, that the propriety of temporary and preliminary injunctive relief will be decided by a court and not by an arbitration panel should the Company in its sole discretion elect to seek such relief in court. This arbitration agreement applies (but is not limited) to statutory discrimination, harassment, retaliation and whistleblower claims under Title VII of the Civil Rights Act of 1964, the ADEA, the Americans with Disabilities Act, or any other federal, state or local discrimination, wage payment, whistleblower or fair employment practices law, statute or regulation, or common law rules. You understand and agree that by entering into this agreement, you are waiving any right to file a lawsuit or to have a jury trial over any claim covered by this agreement, any right to bring or litigate any such claim as a class or collective action, and any right to act as a class representative or to participate as a member of a class of claimants with respect to any such claim.

     14. This Agreement shall be subject to and governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of laws principles. This Agreement contains the entire agreement between us and supersedes and terminates any and all previous agreements between us, whether written or oral. All prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.
     15. In the event that, any one or more provisions (or portion thereof) of this Agreement is held to be invalid, illegal or unenforceable for any reason, you and the Company agree that the relevant provision (or portion thereof) shall be construed or modified so as to provide the Company with the maximum protection that is lawful and enforceable, consistent with the intent of the Company and you in entering into this Agreement. If the relevant provision (or portion thereof) cannot be construed or modified to render it lawful and enforceable, the unlawful or unenforceable provision shall be construed as narrowly as possible and shall be severed from the remainder of the relevant provision(s) and the remainder of this Agreement shall be given full force and effect. Notwithstanding the foregoing, if the waiver and release of claims set forth in paragraph 4 is held to be invalid, illegal or unenforceable, the Company shall be relieved of its obligations under paragraph 2(b).
     16. This Agreement shall inure to the benefit of and shall be binding upon (a) the Company, its successors and assigns, and any company with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets and (b) you and your executors, administrators, heirs and legal representatives. You may not sell or otherwise assign your rights, obligations, or benefits under this Agreement and any attempt to do so shall be void.
     17. All notices in connection with or provided for under this Agreement shall be validly given or made only if made in writing and delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:
If to you, addressed to:
[Name/Address]
If to the Company, addressed to:
Judith Kester
Jefferies & Company, Inc.
11100 Santa Monica Blvd, 11th Floor
Los Angeles, CA 90025
or at such other address as either party may designate to the other by notice similarly given. Notice shall be deemed to have been given upon receipt in the case of personal delivery and upon the date of mailing in the case of mail.
     18. You acknowledge and agree that:

          (a) The Company advises you to consult with an attorney before signing this Agreement.
          (b) You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so.
          (c) You have entered into this Agreement knowingly and voluntarily.
          (d) You have read and understand this entire Agreement.
          (e) Changes to the Company’s offer contained in this Agreement whether material or immaterial will not restart the twenty-one (21) day consideration period provided for in paragraph 2(b) below.
          (f) In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein
     19. You further acknowledge and agree:
          (a) You have been afforded at least twenty-one (21) days in which to consider this Agreement. You acknowledge that, if you elect to sign this Agreement, the executed Agreement must be returned to the Company by U.S. mail postmarked on or before the twenty-first day after you receive this Agreement to Judith Kester, at the address indicated above. If the twenty-first day referenced above falls on a Saturday, Sunday, or holiday, the 21-day time limit shall be extended to the next business day.
          (b) Once you have signed the Agreement, you will then be permitted to revoke this Agreement at any time during the period of seven (7) days following its execution by delivering to Judith Kester at the address indicated above a written notice of revocation. If you wish to revoke this Agreement, the notice of revocation must be received by the Company no later than the eighth day following your execution of this Agreement. If the seventh day referenced above falls on a Saturday, Sunday, or holiday, the 7-day time limit shall be extended to the next business day. This Agreement will not be effective or enforceable and no benefits shall be provided hereunder unless and until the seven-day revocation period has expired without your having exercised your right of revocation.
          (c) In the event that you fail to execute and return this Agreement on a timely basis, or you execute and then elect to revoke this Agreement, this Agreement will be of no force or effect, and neither you nor the Company will have any rights or obligations hereunder.
If this Agreement conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement in the space provided below and returning the executed Agreement to the Company as provided in paragraph 19 above. You must sign this Agreement before a notary. If you cannot locate a notary, please contact me and I will arrange either to have a notary present in my office when you wish to sign, or will give you an address at another Company location where notaries are available.

Sincerely, JEFFERIES & COMPANY, INC.
By:
Company Representative
Title

     ACCEPTED AND AGREED:

[Name]	Date

State of	:

:
County of	:

     On this ___day of ______, before me personally came [Name] to me known and known to me to be the person described in and who executed the foregoing Agreement, and [he/she] duly acknowledged to me that [he/she] executed the same.

Notary Public

My commission expires: